EXHIBIT 99.1

GENERAL DYNAMICS

3190 Fairview w Park Drive
Falls Church, VA 22042-4523
www.generaldynamics.com	News

March 18, 2003
Contact: Norine Lyons
Tel 703 876 3190
Fax 703 876 3186
nlyons@geraldynamics.com

General Dynamics Looks Forward to Additional A-12 Proceedings

Appeals Court remand sustains company’s belief that delay was an inadequate basis for termination.

FALLS CHURCH, Va. – On March 17, 2003, the U.S. Court of Appeals for the Federal Circuit vacated the U.S. Court of Federal Claims’ judgment in favor of the government in the A-12 case and remanded the case to the trial court for further proceedings. The Court of Appeals found that the trial court misapplied the controlling legal standard in concluding that the termination for default could be sustained solely on the basis of the contractors’ inability to complete the first flight of the first test aircraft by December 1991. Rather, the Court of Appeals held that in order to uphold a termination for default the trial court would have to determine that there was no reasonable likelihood that the contractors could perform the entire contract effort within the time remaining for performance.

“We believe the ruling of the Court of Appeals sustains our longstanding belief that the short delay in accomplishing the first flight for this new aircraft could not serve as the basis for the drastic sanction of a termination of default,” said Kendell Pease, General Dynamics spokesperson. “We look forward to the opportunity to persuade the Federal Claims Court that the government cannot demonstrate that the contractors could not have performed the entire contract effort within the time remaining for performance,” Pease added.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 56,000 people worldwide and had 2002 revenues of $13.8 billion. The company has leading market positions in land and amphibious combat systems, mission-critical information systems and technologies, shipbuilding and marine systems, and business aviation. More information about the company can be found on the World Wide Web at www.generaldynamics.com.

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